Exhibit 10.18

EXECUTIVE EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), made and entered into this 19th day of September, 2019 (the “Effective Date”), by and between Checkmate Pharmaceuticals, Inc., a Delaware corporation (“Company”), and James E. Wooldridge, M.D. (“Executive”).

WHEREAS, Company wishes to employ Executive as its Chief Medical Officer (“CMO”)

WHEREAS, Executive represents that Executive possesses the necessary skills to perform the duties of this position and that Executive has no obligation to any other person or entity which would prevent, limit or interfere with Executive’s ability to do so; and

WHEREAS, Executive and Company desire to enter into a formal Employment Agreement to assure the harmonious performance of the affairs of Company.

NOW, THEREFORE, in consideration of the mutual promises, terms, provisions, and conditions contained herein, the parties agree as follows:

1.    Roles and Duties. Subject to the terms and conditions of this Agreement, Company shall employ Executive as its Chief Medical Officer reporting to the CEO. Executive accepts such employment upon the terms and conditions set forth herein, and agrees to perform to the best of Executive’s ability the duties normally associated with such position and as determined by Company in its sole discretion. During Executive’s employment, Executive shall devote all of Executive’s business time and energies to the business and affairs of Company, provided that nothing contained in this Section 1 shall prevent or limit Executive’s right to manage Executive’s personal investments on Executive’s own personal time, including the right to make passive investments in the securities of: (a) any entity which Executive does not control, directly or indirectly, and which does not compete with Company, or (b) any publicly held entity so long as Executive’s aggregate direct and indirect interest does not exceed two percent (2%) of the issued and outstanding securities of any class of securities of such publicly held entity. Executive may serve on one corporate Board of Directors (other than Checkmate’s Board of Directors) subject to prior approval by the CEO , for companies which are not developing a TLR9 agonist, and may be involved in civic and charitable activities so long as such activities do not interfere with Executive’s duties for Company.

2.    Term of Employment.

(a)    Term. Subject to the terms hereof, Executive’s employment hereunder shall commence on September 19, 2019 (the “Commencement Date”) and shall continue until terminated hereunder by either party (such term of employment referred to herein as the “Term”).

(b)    Termination. Notwithstanding anything else contained in this Agreement, Executive’s employment hereunder shall terminate upon the earliest to occur of the following:

(i)    Death. Immediately upon Executive’s death;

(ii)    Termination by Company.

(A)    If because of Executive’s Disability (as defined in Section 2(c)), upon written notice by Company to Executive that Executive’s employment is being terminated as a result of Executive’s Disability, which termination shall be effective on the date of such notice or such later date as specified in writing by Company;

(B)    If for Cause (as defined in Section 2(d)), upon written notice by Company to Executive that Executive’s employment is being terminated for Cause, which termination shall be effective on the date of such notice or such later date as specified in writing by Company; or

(C)    If by Company for reasons other than Disability or Cause, upon written notice by Company to Executive that Executive’s employment is being terminated, which termination shall be effective immediately after the date of such notice or such later date as specified in writing by Company.

(iii)    Termination by Executive.

(A)    If for Good Reason (as defined in Section 2(e)), upon written notice by Executive to Company that Executive is terminating Executive’s employment for Good Reason and that sets forth the factual basis supporting the alleged Good Reason, which termination shall be effective thirty (30) days after the date of such notice; provided that if Company has cured the circumstances giving rise to the Good Reason, then such termination shall not be effective; see Section 4 for Severance Payment provisions or

(B)    If without Good Reason, written notice by Executive to Company that Executive is terminating Executive’s employment, which termination shall be effective at least thirty (30) days after the date of such notice.

Notwithstanding anything in this Section 2(b), Company may at any point terminate Executive’s employment for Cause prior to the effective date of any other termination contemplated hereunder.

(c)    Definition of “Disability”. For purposes of this Agreement, “Disability” shall mean Executive’s incapacity or inability to perform Executive’s duties and responsibilities as contemplated herein for one hundred twenty (120) days or more within any one (1) year period (cumulative or consecutive), because Executive’s physical or mental health has become so impaired as to make it impossible or impractical for Executive to perform the duties and responsibilities contemplated hereunder. Determination of Executive’s physical or mental health shall be determined by Company after consultation with a medical expert appointed by mutual agreement between Company and Executive who has examined Executive. Executive hereby consents to such examination and consultation regarding Executive’s health and ability to perform as aforesaid.

(d)    Definition of “Cause”. As used herein, “Cause” shall include: (i) Executive’s willful engagement in illegal conduct or gross misconduct, which, in each case, is materially injurious to Company; (ii) Executive’s insubordination or substantial malfeasance or nonfeasance of duty, which, in each case, is materially injurious to Company; (iii) Executive’s embezzlement, misappropriation or fraud; (iv) Executive’s unauthorized disclosure of confidential information; or (v) Executive’s breach of a material provision of any employment, non-disclosure, invention assignment, non-competition, or similar agreement between Executive and Company; provided that (A) Company provides Executive with written notice that Company intends to terminate Executive’s employment hereunder for one of the circumstances set forth in this Section 2(d) within thirty (30) days of such circumstance occurring, (B) if such circumstance is capable of being cured, Executive has failed to cure such circumstance within a period of thirty (30) days from the date of such written notice, and (C) Company terminates Executive’s employment within sixty five (65) days from the date that Cause first occurs. For purposes of clarification, the above-listed conditions shall apply separately to each occurrence of Cause, and failure to adhere to such conditions in the event of Cause shall not disqualify Company from asserting Cause for any subsequent occurrence of Cause.

(e)    Definition of “Good Reason”. As used herein, “Good Reason” shall mean: (i) relocation of Executive’s principal business location to a location more than fifty (50) miles from Executive’s then-current business location; (ii) a material diminution in Executive’s duties, authority or responsibilities; or (iii) a material reduction in Executive’s Base Salary; provided that (A) Executive provides Company with written notice that Executive intends to terminate Executive’s employment hereunder for one of the circumstances set forth in this Section 2(e) within thirty (30) days of such circumstance occurring, (B) if such circumstance is capable of being cured, Company has failed to cure such circumstance within a period of thirty (30) days from the date of such written notice, and (C) Executive terminates Executive’s employment within sixty five (65) days from the date that Good Reason first occurs. For purposes of clarification, the above-listed conditions shall apply separately to each occurrence of Good Reason and failure to adhere to such conditions in the event of Good Reason shall not disqualify Executive from asserting Good Reason for any subsequent occurrence of Good Reason. For purposes of this Agreement, “Good Reason” shall be interpreted in a manner, and limited to the extent necessary, so that it shall not cause adverse tax consequences for either party with respect to Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”), and any successor statute, regulation and guidance thereto.

3.    Compensation.

(a)    Base Salary. Company shall pay Executive a base salary (the “Base Salary”) at the annual rate of three hundred seventy-five thousand dollars ($375,000), as of the Commencement Date). The Base Salary shall be payable in substantially equal periodic installments in accordance with Company’s payroll practices as in effect from time to time. Company shall deduct from each such installment all amounts required to be deducted or withheld under applicable law or under any employee benefit plan in which Executive participates. The Company shall review the Base Salary on an annual basis and may increase, but not decrease, the Base Salary.

(b)    Annual Performance Bonus. Executive shall be eligible to receive an annual cash bonus (the “Annual Performance Bonus”), with the target amount of such Annual Performance Bonus equal to Thirty Percent (30%) of Executive’s Base Salary in the year to which the Annual Performance Bonus relates, provided that the actual amount of the Annual Performance Bonus may be greater or less than such target amount. The amount of the Annual Performance Bonus shall be determined by the Board or an appropriate committee thereof in its sole discretion, and shall be paid to Executive no later than March 15th of the calendar year immediately following the calendar year in which it was earned. Executive must be employed by Company on the last day of the fiscal year on which the Annual Performance Bonus is based in order to be eligible for such Annual Performance Bonus. Company shall deduct from the Annual Performance Bonus all amounts required to be deducted or withheld under applicable law or under any employee benefit plan in which Executive participates. For the current calendar year, Executive shall be eligible for a prorated Annual Performance Bonus subject to the terms and conditions described above.

(c)    Paid Time Off. Executive may take up to twenty (20) days of paid time off (“PTO”) per year, to be scheduled to minimize disruption to Company’s operations, pursuant to the terms and conditions of Company policy and practices as applied to Company senior executives.

(d)    Fringe Benefits. Executive shall be entitled to participate in all benefit/welfare plans and fringe benefits provided to Company senior executives. Executive understands that, except when prohibited by applicable law, Company’s benefit plans and fringe benefits may be amended by Company from time to time in its sole discretion.

(e)    Equity Incentive Awards. Executive will eligible to participate in the Company’s equity incentive program and, subject to approval by the Company’s Board of Directors, a stock option grant equal to 1% of the Company’s fully diluted stock vesting over four years, with the first twenty-five percent (25%) vesting on the twelve (12) month anniversary of your Commencement Date, and the remaining vesting in equal monthly installments over the following thirty-six (36) months. In the case of a Sale Event, as defined in the Company’s 2015 Stock Option and Grant Plan (“the Plan”), this option shall be treated as provided in Section 3(c) of the Plan and all of the shares shall vest immediately upon the Completion of a Sale Event.

(f)    Reimbursement of Expenses. Company shall reimburse Executive for all ordinary and reasonable out-of-pocket business expenses incurred by Executive in furtherance of Company’s business in accordance with Company’s policies with respect thereto as in effect from time to time. Executive must submit any request for reimbursement no later than ninety (90) days following the date that such business expense is incurred. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement); (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year; (iii) the reimbursement of an eligible expense shall be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

(g)    Indemnification. Executive shall be entitled to indemnification with respect to Executive’s services provided hereunder pursuant to Delaware law, the terms and conditions of Company’s certificate of incorporation and/or by-laws, Company’s directors and officers (“D&O”) liability insurance policy, and Company’s standard indemnification agreement for directors and officers as executed by Company and Executive.

(h)    Relocation Bonus. Company shall pay Executive a relocation payment of one hundred thousand dollars ($100,000) within one month after the Commencement Date. In the event of Termination by Executive within 12 months after the Commencement Date, a prorated portion of the Relocation Bonus shall be repaid to the company reflecting the remaining portion of the first 12 months of service.

(i)    Initial Public Offering. If the Company completes an initial public offering, Executive’s compensation (base salary, target bonus, and equity) shall be reviewed relative to the compensation for CMOs at comparable public companies as determined by the Company’s Board of Directors and adjusted as deemed appropriate by the Board of Directors.

4.    Payments Upon Termination.

(a)    Definition of Accrued Obligations. For purposes of this Agreement, “Accrued Obligations” means the portion of Executive’s Base Salary that has accrued prior to any termination of Executive’s employment with Company and has not yet been paid, and the amount of any expenses properly incurred by Executive on behalf of Company prior to any such termination and not yet reimbursed. Executive’s entitlement to any other compensation or benefit under any plan of Company shall be governed by and determined in accordance with the terms of such plans, except as otherwise specified in this Agreement.

(b)    Termination by Company for Cause, by Executive Without Good Reason, or as a Result of Executive’s Disability or Death. If Executive’s employment hereunder is terminated by Company for Cause, by Executive without Good Reason, or as a result of Executive’s Disability or death, then Company shall pay the Accrued Obligations to Executive promptly following the effective date of such termination.

(c)    Termination by Company Without Cause or by Executive For Good Reason. In the event that Executive’s employment is terminated by action of Company other than for Cause, or Executive terminates Executive’s employment for Good Reason, then, in addition to the Accrued Obligations, Executive shall receive the following, subject to the terms and conditions of Section 4(d):

(i)    Severance Payments. Payment in an amount equal to Executive’s then-current Base Salary for a nine (9) month period, less customary and required taxes and employment- related deductions, paid in one lump sum amount on the first payroll date following the date on which the separation agreement under Section 4(d) becomes effective and non-revocable; provided that such payment shall be made within seventy (70) days following the effective date of termination from employment, and further provided that if the 70th day falls in the calendar year following the year during which the termination or separation from service occurred, then the payments will commence in such subsequent calendar year, and further provided that if such payments commence in such subsequent year, the first such payment shall be a lump sum in an amount equal to the payments that would have come due since Employee’s separation from service. For the avoidance of doubt, the severance payments in this Section 4(c)(i) apply in the event of a change of control of the Company.

(ii)    Benefits Payments. Upon completion of appropriate forms and subject to applicable terms and conditions under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), Company shall continue to provide Executive medical insurance coverage at no cost to Executive to the same extent that such insurance continues to be provided to similarly situated executives at the time of Executive’s termination, until the earlier to occur of twelve (12) months following Executive’s termination date or the date Executive begins employment with another employer. Executive shall bear responsibility for applying for COBRA continuation coverage.

(d)    Execution of Separation Agreement. Company shall not be obligated to pay Executive severance payments or benefits described in this Section 4 unless Executive has executed (without revocation) a timely separation agreement in a form acceptable to Company, which shall include a release of claims and standard terms regarding non-disparagement, confidentiality, cooperation and the like, which shall be provided to Executive within ten (10) days following separation from service, and signed by Executive and returned to Company no later than sixty (60) days following Executive’s separation from service (the “Review Period”).

(e)    COBRA. If the payment of any COBRA or health insurance premiums by Company on behalf of Executive as described herein would otherwise violate any applicable nondiscrimination rules or cause the reimbursement of claims to be taxable under the Patient Protection and Affordable Care Act of 2010, together with the Health Care and Education Reconciliation Act of 2010 (collectively, the “Act”) or Section 105(h) of the Code, the COBRA premiums paid by Company shall be treated as taxable payments (subject to customary and required taxes and employment-related deductions) and be subject to imputed income tax treatment to the extent necessary to eliminate any discriminatory treatment or taxation under the Act or Section 105(h) of the Code. If Company determines in its sole discretion that it cannot provide the COBRA benefits described herein under Company’s health insurance plan without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), Company shall in lieu thereof provide to Executive a taxable lump-sum payment in an amount equal to the sum of the monthly (or then remaining) COBRA premiums that Executive would be required to pay to maintain Executive’s group health insurance coverage in effect on the separation date for the remaining portion of the period for which Executive shall receive the payments described in Sections 4(b) or 4(c) above.

5.    Prohibited Competition And Solicitation. In light of the competitive and proprietary aspects of the business of Company, and as a condition of employment hereunder, Executive agrees to execute and abide by Company’s Confidentiality, Assignment of Inventions and Non-Competition Agreement.

6.    Property and Records. Upon the termination of Executive’s employment hereunder, or if Company otherwise requests, Executive shall: (a) return to Company all tangible business information and copies thereof (regardless how such Confidential Information or copies are maintained), and (b) deliver to Company any property of Company which may be in Executive’s possession, including, but not limited to, cell phones, smart phones, laptops, products, materials, memoranda, notes, records, reports or other documents or photocopies of the same.

7.    Code Sections 409A and 280G.

(a)    In the event that the payments or benefits set forth in Section 4 of this Agreement constitute “non-qualified deferred compensation” subject to Section 409A, then the following conditions apply to such payments or benefits:

(i)    Any termination of Executive’s employment triggering payment of benefits under Section 4 must constitute a “separation from service” under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-l(h) before distribution of such benefits can commence. To the extent that the termination of Executive’s employment does not constitute a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. § 1.409A-1 (h) (as the result of further services that are reasonably anticipated to be provided by Executive to Company at the time Executive’s employment terminates), any such payments under Section 4 that constitute deferred compensation under Section 409A shall be delayed until after the date of a subsequent event constituting a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-l(h). For purposes of clarification, this Section 7(a) shall not cause any forfeiture of benefits on Executive’s part, but shall only act as a delay until such time as a “separation from service” occurs.

(ii)    Notwithstanding any other provision with respect to the timing of payments under Section 4 if, at the time of Executive’s termination, Executive is deemed to be a “specified employee” of Company (within the meaning of Section 409A(a)(2)(B)(i) of the Code), then limited only to the extent necessary to comply with the requirements of Section 409A, any payments to which Executive may become entitled under Section 4 which are subject to Section 409A (and not otherwise exempt from its application) shall be withheld until the first (1st) business day of the seventh (7th) month following the termination of Executive’s employment, at which time Executive shall be paid an aggregate amount equal to the accumulated, but unpaid, payments otherwise due to Executive under the terms of Section 4.

(b)    It is intended that each installment of the payments and benefits provided under Section 4 of this Agreement shall be treated as a separate “payment” for purposes of Section 409A. Neither Company nor Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

(c)    Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall be interpreted and at all times administered in a manner that avoids the inclusion of compensation in income under Section 409A, or the payment of increased taxes, excise taxes or other penalties under Section 409A. The parties intend this Agreement to be in compliance with Section 409A. Executive acknowledges and agrees that Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement, including but not limited to consequences related to Section 409A.

(d)    If any payment or benefit Executive would receive under this Agreement, when combined with any other payment or benefit Executive receives pursuant to a change of control (for purposes of this section, a “Payment”) would: (i) constitute a “parachute payment” within the meaning of Section 280G the Code; and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be either: (A) the full amount of such Payment; or (B) such lesser amount as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employments taxes, income taxes and the Excise Tax, results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. With respect to subsection (B), if there is more than one method of reducing the payment as would result in no portion of the Payment being subject to the Excise Tax, then Executive shall determine which method shall be followed, provided that if Executive fails to make such determination within thirty (30) days after Company has sent Executive written notice of the need for such reduction, Company may determine the amount of such reduction in its sole discretion.

8.    General.

(a)    Notices. Except as otherwise specifically provided herein, any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt.

•	Notices to Executive shall be sent to:

The last known address in Company’s records or such other address as Executive may specify in writing.

•	Notices to Company shall be sent to:

Checkmate Pharmaceuticals, Inc.

101 Main St., 14th Floor

Cambridge, MA 02142

Attn: President and CEO

or to such other Company representative as Company may specify in ‘writing, with a copy to:

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

(b)    Modifications; Amendments; Waivers; Consents. The terms of this Agreement may be modified or amended only by written agreement executed by the parties hereto. The terms of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

(c)    Assignment. Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of Company’s business or that aspect of Company’s business in which Executive is principally involved. Executive may not assign Executive’s rights and obligations under this Agreement without the prior written consent of Company.

(d)    Governing Law; Jurisdiction; Venue. This Agreement shall be governed by and construed in accordance with the substantive laws of the Commonwealth of Massachusetts, without giving effect to any choice or conflict of law provision or rule. Any legal action permitted by this Agreement to enforce an award or for a claimed breach shall be governed by the laws of the Commonwealth of Massachusetts and shall be commenced and maintained solely in any state or federal court located in the Commonwealth of Massachusetts, and both parties hereby submit to the jurisdiction and venue of any such court.

(e)    Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

(f)    Entire Agreement. This Agreement, together with the other agreements specifically referenced herein, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

This Agreement may be executed in two or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. For all purposes a signature by fax shall be treated as an original.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

JAMES E. WOOLDRIDGE, MD	CHECKMATE PHARMACEUTICALS, INC.

/s/ James E. Wooldridge, M.D.	By:	/s/ Barry Labinger
Signature		Name: Barry Labinger
Title: President and CEO

AMENDMENT NO. 1

TO

EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 1 (this “Amendment”) to that certain Executive Employment Agreement, dated as of September 19, 2019 (the “Employment Agreement”), by and between Checkmate Pharmaceuticals, Inc., a corporation, and James E. Wooldridge, M.D. (the “Executive”) is made and entered into by and between the Executive and the Company, effective upon the completion of the Company’s initial public offering (the “Effective Date”). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Employment Agreement.

WHEREAS, the Executive and the Company are party to the Employment Agreement;

WHEREAS, the Company desires to continue to employ the Executive and the Executive desires to continue to be employed by the Company; and

WHEREAS, the Executive and the Company desire to amend the Employment Agreement effective as of the Effective Date as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Executive and the Company hereby agree to amend the Employment Agreement effective as of the Effective Date as follows:

1. The following shall be inserted as a new Section 2(f):

(f) Definition of “Change in Control”. For purposes of this Agreement, “Change in Control” shall mean “Sale Event” as such term is defined in the Checkmate Pharmaceuticals, Inc. 2020 Stock Option and Incentive Plan, as the same may be amended from time to time.

2. The following shall be inserted as a new Section 2(g):

(g) Definition of “Change in Control Period”. For purposes of this Agreement, “Change in Control Period” means the twelve (12) month period beginning on the date the Change in Control occurs.

3. The following shall be inserted as a new Section 2(h):

(h) Definition of “IPO”. For purposes of this Agreement, “IPO” means the first offering by the Company of its equity securities to the public pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, or under any similar law then in effect.

4. Section 2(e) of the Employment Agreement is deleted and replaced with the following:

Definition of “Good Reason”. As used herein, “Good Reason” shall mean the following actions by Company, in each case without Executive’s consent: (i) relocation of Executive’s principal business location to a location more than fifty (50) miles from Executive’s then-current business location; (ii) a material diminution in Executive’s duties, authority or responsibilities; or (iii) a material reduction in Executive’s Base Salary unrelated to a Company-wide reduction in officer compensation; provided that (A) Executive provides Company with written notice that Executive intends to terminate Executive’s employment hereunder for one of the circumstances set forth in this Section 2(e) within thirty (30) days of such circumstance occurring, (B) if such circumstance is capable of being cured, Company has failed to cure such circumstance within a period of thirty (30) days from the date of such written notice, and (C) Executive terminates Executive’s employment within sixty five (65) days from the date that Good Reason first occurs. For purposes of clarification, the above-listed conditions shall apply separately to each occurrence of Good Reason and failure to adhere to such conditions in the event of Good Reason shall not disqualify Executive from asserting Good Reason for any subsequent occurrence of Good Reason. For purposes of this Agreement, “Good Reason” shall be interpreted in a manner, and limited to the extent necessary, so that it shall not cause adverse tax consequences for either party with respect to Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”), and any successor statute, regulation and guidance thereto. Notwithstanding the foregoing, any of the actions described in subclause (ii) herein that are taken in connection with a transaction in which the owners of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the Company or any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from the Company shall not be deemed to constitute an occurrence of Good Reason.

5. The first sentence of Section 3(a) of the Employment Agreement is deleted and replaced with the following:

Company shall pay Executive a base salary (the “Base Salary”) at the annual rate of four hundred twenty-five thousand dollars ($425,000).

6. The first sentence of Section 3(b) of the Employment Agreement is deleted and replaced with the following:

Executive shall be eligible to receive an annual cash bonus (the “Annual Performance Bonus”), with the target amount of such Annual Performance Bonus equal to Forty Percent (40%) of Executive’s Base Salary in the year to which the Annual Performance Bonus relates (the “Target Bonus Amount”), provided that the actual amount of the Annual Performance Bonus may be greater or less than such Target Bonus Amount.

7. Section 4(c) of the Employment Agreement is deleted in its entirety and replaced with the following:

(c) Severance Pay and Benefits Upon Termination by the Company without Cause or by the Executive for Good Reason Outside the Change in Control Period. If the Executive’s employment is terminated by the Company without Cause or the Executive terminates employment for Good Reason, each outside of the Change in Control Period, then, in addition to the Accrued Obligations, and subject to (i) the Executive signing a separation agreement and release in a form and manner satisfactory to the Company, which shall include, without limitation, a general release of claims against the Company and all related persons and entities, a reaffirmation of all of the Executive’s obligations under the Company’s Confidentiality, Assignment of Inventions and Non-Competition Agreement of the Agreement, and any other provisions of this Agreement intended to survive its termination (“Continuing Obligations”), and shall provide that if the Executive breaches any of the Continuing Obligations, all payments or provisions of the Severance Pay and Benefits shall immediately cease (and may be subject to recoupment) without affecting the other provisions thereof (the “Separation Agreement and Release”), and (ii) the Separation Agreement and Release becoming effective irrevocable, all within 60 days after the date of termination (or such shorter period as set forth in the Separation Agreement and Release), the Company will pay or provide (as applicable) the following (collectively, the “Severance Pay and Benefits”):

(i) an amount equal to 9 months of the Executive’s Base Salary (the “Severance Amount”); and

(ii) if the Executive was participating in the Company’s group health, dental and/or vision plans immediately prior to the date of termination and properly elects to continue health coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), then, the Company shall continue to provide Executive medical insurance coverage at no cost to Executive to the same extent that such insurance continues to be provided to similarly situated executives at the time of Executive’s termination until the earliest of the following: (i) the last day of the nine-month period following the date of termination; (ii) the Executive’s eligibility for group medical plan benefits under any other employer’s group medical plan or otherwise through other employment; or (iii) the cessation of the Executive’s continuation coverage rights under COBRA. Notwithstanding the foregoing, if the Company determines at any time that its payments pursuant to this paragraph may be taxable income to the Executive or that it cannot pay such amounts to the group health plan provider or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company may convert such payments to payroll payments directly to the Executive for the time period specified above; and such payments shall be subject to tax-related deductions and withholdings and shall be paid on the Company’s regular payroll dates. Any other premiums or costs of COBRA continuation coverage not provided above (including, without limitation, for any COBRA coverage after the time period set forth above) shall be at the sole expense of the Executive.

The amounts payable under this Section 4(c), to the extent taxable, shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over 9 months commencing within 60 days after the date of termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Severance Amount, to the extent it qualifies as “non-qualified deferred compensation” within the meaning of Section 409A of the Code, shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the date of termination. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

8. The following shall be inserted as a new Section 4(d):

(d) Severance Pay and Benefits Upon Termination by the Company without Cause or by the Executive for Good Reason within the Change in Control Period. The provisions of this Section 4(d) shall apply in lieu of, and expressly supersede, the provisions of Section 4(c) if the date of termination occurs during the Change in Control Period. These provisions shall terminate and be of no further force or effect after a Change in Control Period. If the Executive’s employment is terminated by the Company without Cause or the Executive terminates employment for Good Reason and, in each case, the date of termination occurs during the Change in Control Period, then, in addition to the Accrued Obligations, and subject to (i) the Executive signing a Separation Agreement and Release meeting all of the requirements specified in Section 4(c) of this Agreement, including a reaffirmation that if the Executive breaches any of the Continuing Obligations, all payments or provisions of the Change in Control Pay and Benefits shall immediately cease and may be subject to recoupment, and (ii) the Separation Agreement and Release becoming effective irrevocable, all within 60 days after the date of termination (or such shorter period as set forth in the Separation Agreement and Release), the Company will pay or provide (as applicable) the following (collectively, the “Change in Control Pay and Benefits”):

(i) the Company shall pay the Executive a lump sum in cash in an amount equal to the (A) Executive’s then current Base Salary, plus (B) the Target Bonus Amount;

(ii) notwithstanding anything to the contrary in any applicable option agreement or other stock-based award agreement, all time-based stock options and other stock-based awards subject to time-based vesting held by the Executive (the “Time-Based Equity Awards”) and granted after the Company’s IPO shall immediately accelerate and become fully exercisable or nonforfeitable as of the later of (A) the date of termination or (B) the effective date of the Separation Agreement and Release (the “Accelerated Vesting Date”); provided that any termination or forfeiture of the unvested portion of such Time-Based Equity Awards that would otherwise occur on the date of termination in the absence of this Agreement will be delayed until the effective date of the Separation

Agreement and Release and will only occur if the vesting pursuant to this subsection does not occur due to the absence of the Separation Agreement and Release becoming fully effective within the time period set forth therein. Notwithstanding the foregoing, no additional vesting of the Time-Based Equity Awards shall occur during the period between the Executive’s date of termination and the Accelerated Vesting Date; and

(iii) if the Executive was participating in the Company’s group health, dental and/or vision plans immediately prior to the date of termination and properly elects to continue health coverage under COBRA, then, subject to the Executive’s copayment of the premium amounts at the applicable active employees’ rate, the Company shall pay to the group health plan provider, the COBRA provider or the Executive a monthly payment equal to the monthly employer contribution that the Company would have made to provide health insurance to the Executive if the Executive had remained employed by the Company until the earliest of the following: (i) the first anniversary of the date of termination; (ii) the Executive’s eligibility for group medical plan benefits under any other employer’s group medical plan or otherwise through other employment; or (iii) the cessation of the Executive’s continuation coverage rights under COBRA. Notwithstanding the foregoing, if the Company determines at any time that its payments pursuant to this paragraph may be taxable income to the Executive or that it cannot pay such amounts to the group health plan provider or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company may convert such payments to payroll payments directly to the Executive for the time period specified above; and such payments shall be subject to tax-related deductions and withholdings and shall be paid on the Company’s regular payroll dates. Any other premiums or costs of COBRA continuation coverage not provided above (including, without limitation, for any COBRA coverage after the time period set forth above) shall be at the sole expense of the Executive.

The amounts payable under this Section 4(d), to the extent taxable, shall be paid or commence to be paid within 60 days after the date of termination.

9. All Agreement references to section numbers and defined terms are amended to reflect the above modifications.

10. Except to the extent expressly modified or amended by this Amendment, all terms and provisions of the Employment Agreement shall continue in full force and effect and shall remain enforceable and binding in accordance with their respective terms.

11. Any required notices, meetings or consents that are necessary to make an amendment to the Employment Agreement are hereby waived or satisfied.

12. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Amendment delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Amendment.

IN WITNESS WHEREOF, the undersigned have executed this Amendment effective as of the date first set forth above.

COMPANY:

CHECKMATE PHARMACEUTICALS, INC., a Delaware Corporation

By:	/s/ Barry Labinger
Name:	Barry Labinger
Title:	President and Chief Executive Officer

EXECUTIVE:

By:	/s/ James E. Wooldridge
Name:	James E. Wooldridge

Signature Page to Amendment No. 1 to Wooldridge Executive Employment Agreement